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                                                                   EXHIBIT 99.2G


                         INVESTMENT ADVISORY AGREEMENT


                 THIS AGREEMENT is made this 2nd day of December, 1997, by and between Technology Funding Venture Capital Fund VI, LLC, a Delaware limited liability company (the "Fund"), and Technology Funding Inc., a California corporation ("TFI") and Technology Funding Ltd., a California limited partnership ("TFL") (collectively the "Investment Managers").

                 WHEREAS, the Fund is a closed-end management investment company that has elected to be regulated as a business development company pursuant to Section 54 under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of one portfolio of shares.

                 WHEREAS, the Fund desires to retain the Investment Managers to render investment management services to the Fund and the Investment Managers are willing to render such services:

                 NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

         1. DUTIES OF THE INVESTMENT MANAGERS. The Fund hereby appoints the Investment Managers to act as investment advisers for the period and on such terms set forth in this Agreement. The Fund employs the Investment Managers to manage the investment and reinvestment of the Fund's assets, to continuously review, supervise and administer the investment program of the Fund to determine in its discretion the securities to be purchased or sold and the portion of the Fund's assets to be held uninvested, to provide the Fund with records concerning the Investment Managers' activities which the Fund is required to maintain, and to render regular reports to the Fund's Managing Members (hereinafter referred to as the Fund's "Directors") concerning the Investment Managers' discharge of the foregoing responsibilities.

The Investment Managers accept such employment and shall discharge the foregoing responsibilities subject to the control of the Directors of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus as amended or supplemented from time to time (the "Prospectus"), and applicable laws and regulations.

         2. PORTFOLIO TRANSACTIONS. The Investment Managers are authorized to select the brokers or dealers that will execute purchases and sales of portfolio securities for the Fund, to the extent that brokers or dealers will be used to execute any such transactions, and are directed to use their best efforts to obtain the best net results as described in the Fund's Prospectus from time to time. The Investment Managers agree to promptly communicate to the Directors of the Fund such information relating to transactions as they may reasonably request. The Investment Managers shall further be authorized to incur investment banking fees, finders fees and other





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expenses relating to the acquisition of securities of portfolio companies and to be reimbursed for such expenses and fees from assets of the Fund.

         3. COMPENSATION OF THE INVESTMENT MANAGERS. For the services to be rendered by the Investment Managers as provided in Sections 1 and 2 of this Agreement, the Fund shall pay to the Investment Managers a Management Fee and Profit Allocation as described in the Fund's current Prospectus. TFI will receive 100% of the Management Fee due to the Investment Managers to the extent of its costs. TFL will receive the remainder of the Management Fee to cover its costs. TFL will receive 99% of the profit allocation due to the Investment Managers with TFI receiving the additional 1%.

In the event of termination of this Agreement, the fee provided under this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

         4. REPORTS. The Fund and the Investment Managers agree to furnish to each other current Prospectuses, proxy statements, reports to Members (hereinafter referred to as "Shareholders"), certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

         5. STATUS OF INVESTMENT MANAGERS. The services of the Investment Managers to the Fund are not to be deemed exclusive, and the Investment Managers shall be free to render similar services to others so long as their services to the Fund are not impaired thereby.

         6. LIABILITY OF INVESTMENT MANAGERS. Except as may otherwise be provided by law, and in the absence of: (i) willful misfeasance, bad faith or gross negligence on the part of the Investment Managers in performance of their obligations and duties hereunder; (ii) reckless disregard by the Investment Managers of their obligations and duties hereunder; or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act, as amended), the Investment Managers shall not be subject to any liability whatsoever to the Fund, or to any Shareholder of the Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

         7. PERMISSIBLE INTERESTS. Subject to and in accordance with the Operating Agreement of the Fund and the Articles of Incorporation and Limited Partnership Agreement of the Investment Managers, respectively, Directors, agents and Shareholders of the Fund are or may be interested in the Investment Managers (or any successor thereof) as officers, directors or otherwise; officers, agents and directors of the Investment Managers are or may be interested in





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the Fund as Directors, officers, Shareholders or otherwise; and the Investment
Managers (or any successor) are or may be interested in the Fund as a Shareholder or otherwise. The effect of any such interrelationships shall be governed by said Operating Agreement, Articles of Incorporation or Limited Partnership Agreement and the relevant provisions of the l940 Act. All such interests shall be fully disclosed between the parties on an ongoing basis and in the Fund's Prospectus as required by law.

         8. OPERATING AGREEMENT. The Investment Managers are hereby expressly put on notice of the limitation of shareholder and Director liability as set forth in Article 13 of the Operating Agreement of the Fund and pursuant to the Delaware Limited Liability Company Act (the "Act") and agree that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Investment Managers shall not seek satisfaction of any such obligation from the Shareholders or any Shareholder of the Fund. Nor shall the Investment Managers seek satisfaction of any such obligations from the Directors or any individual Director.

         9. DURATION AND TERMINATION. This Agreement shall continue for two years from the date of its execution and thereafter for additional periods of one year from such date if the Directors of the Fund determine that such an extension is in the best interest of the Fund, or until dissolution prior thereto pursuant to the provisions hereto. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Investment Managers. This Agreement may be terminated by the Investment Managers at any time, without the payment of any penalty, upon 60 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other parties at any office of such party.

As used in this Section, the term "assignment" shall have the meaning set forth in the 1940 Act.

         10. AMENDMENT OF AGREEMENT. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained (a) by a vote of a majority of those Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) to the extent required by the 1940 Act, by vote of a majority of the outstanding voting securities of the Fund.

         11. GOVERNING LAW. All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.





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         12.     SEVERABILITY.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.


                          IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be executed as of this 2nd day of December, 1997.


TECHNOLOGY FUNDING VENTURE CAPITAL              TECHNOLOGY FUNDING, INC.
    FUND VI, LLC
By /s/ GREGORY T. GEORGE                        By /s/ CHARLES R. KOKESH
   --------------------                            ---------------------------
Name:  Gregory T. George                        Name:  Charles R. Kokesh
Title: Member                                   Title: CEO and President

                                                TECHNOLOGY FUNDING, LTD.

                                                By /s/ CHARLES R. KOKESH
                                                   ---------------------------
                                                Name:  Charles R. Kokesh
                                                Title: General Partner




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